EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

OF

IRON MOUNTAIN INCORPORATED

(A Delaware Corporation)

AND

IRON MOUNTAIN INCORPORATED

(A Pennsylvania Corporation)

THIS AGREEMENT AND PLAN OF MERGER, dated this 27th day of May, 2005, is made by and between Iron Mountain Incorporated, a Pennsylvania corporation (the "Corporation"), and Iron Mountain Incorporated, a Delaware corporation (the "Surviving Corporation").

WITNESSETH:

WHEREAS, the Corporation is a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania and is authorized to issue Two Hundred Million (200,000,000) shares of common stock, $0.01 par value per share (the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock"), of which Preferred Stock there are no shares issued and outstanding as of the date hereof;

WHEREAS, the Surviving Corporation is a corporation duly organized and existing under the laws of the State of Delaware and is authorized to issue Two Hundred Million (200,000,000) shares of common stock, $0.01 par value per share (the "Surviving Common Stock"), one (1) of which is issued and outstanding as of the date hereof and owned by the Corporation, and Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share (the "Surviving Preferred Stock"), of which Preferred Stock there are no shares issued and outstanding as of the date hereof;

WHEREAS, the Corporation desires to merge itself into the Surviving Corporation in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, the Surviving Corporation is a wholly owned subsidiary of the Corporation;

WHEREAS, the Surviving Corporation desires that the Corporation be merged with and into itself;

WHEREAS, the Board of Directors of the Corporation has determined that, for the purpose of effecting the reincorporation of the Corporation in the State of Delaware, it is advisable and in the best interests of the Corporation and its stockholders that the Corporation merge with and into the Surviving Corporation upon the terms and conditions provided herein; and

WHEREAS, the respective Boards of Directors of the Corporation and the Surviving Corporation and the shareholders of the Corporation have approved this Agreement and Plan of Merger.

NOW THEREFORE, in consideration of the foregoing premises and the undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Merger. The Corporation shall be merged with and into the Surviving Corporation pursuant to Section 252 of the Delaware General Corporation Law ("DGCL") and Section 1921 of the Pennsylvania Business Corporation Law ("PBCL"). The Surviving Corporation shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Delaware. The separate corporate existence of the Corporation shall cease forthwith upon the Effective Time (as defined below). The merger of the Corporation into the Surviving Corporation shall herein be referred to as the "Merger."

2. Stockholder Approval. The Corporation has submitted this Agreement and Plan of Merger for, and received from its shareholders, approval of the transactions contemplated herein, and the merger of the Corporation with and into the Surviving Corporation has been authorized in the manner prescribed by the DGCL and the PBCL.

3. Effective Time. The Merger shall be effective upon the later to occur of either (a) filing of a Certificate of Merger with the Secretary of State of the State of Delaware or (b) the filing of this Agreement and Plan of Merger or the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania, which filings shall be made as soon as practicable after the date hereof. The time of such effectiveness shall herein be referred to as the "Effective Time."

4. Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by agreement of the Board of Directors of the Corporation. The filing of a Certificate of Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Department of State of the Commonwealth of Pennsylvania pursuant to Section 3 hereof shall constitute certification that this Agreement of Merger has not theretofore been terminated. If terminated as provided in this Section 4, this Agreement shall forthwith become wholly void and of no further force or effect.

5. Common Stock of the Corporation. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Common Stock of the Corporation issued and outstanding immediately prior thereto shall cease to exist and shall be changed and converted into one (1) fully paid and non-assessable share of the Surviving Common Stock.

6. Common Stock of the Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Common Stock of the Surviving Corporation issued and outstanding immediately prior thereto shall cease to exist and shall be cancelled.

7. Stock Certificates. On and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of the Common Stock of the Corporation shall be deemed for all purposes to evidence ownership of and to represent the shares of the Surviving Common Stock into which the shares of the Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of the Surviving Corporation or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Surviving Common Stock evidenced by such outstanding certificate as above provided.

8. Option Securities. Effective as of the Effective Time, each then outstanding option to purchase Common Stock (the "Options") granted pursuant to any option plan of the Corporation (the "Option Plans") shall be converted automatically into an option to purchase such number of shares of Surviving Common Stock equal to the number of shares of Common Stock subject to such Option immediately prior to the Effective Time and on other terms and conditions (including, without limitation, exercise price) as were applicable under the applicable Option Plan and the underlying stock option agreement. At the Effective Time, the Surviving Corporation shall assume each Option Plan and each underlying stock option agreement that relates to outstanding Options. The Surviving Corporation shall (i) reserve for issuance the number of additional shares of Surviving Common Stock that will become issuable upon the exercise of the Options, as so converted, and (ii) as soon as practicable after the Effective Time, make such amendments to existing Registration Statements on Form S-8, or file a new Registration Statement, as shall be necessary to register the shares of Surviving Common Stock subject to such Options, as so converted.

9. Succession. As of the Effective Time, the Surviving Corporation shall succeed to all of the rights, privileges, debts, liabilities, powers and property of the Corporation in the manner of and as more fully set forth in Section 259 of the DGCL and Section 1929 of the PBCL. Without limiting the foregoing, upon the Effective Time, all property, rights, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of the Corporation shall be transferred to, vested in and devolved upon the Surviving Corporation without further act or deed and all property, rights, and every other interest of the Corporation and the Surviving Corporation shall be as effectively the property of the Surviving Corporation as they were of the Corporation and the Surviving Corporation, respectively. All rights of creditors of the Corporation and all liens upon any property of the Corporation shall be preserved unimpaired, and all debts, liabilities and duties of the Corporation shall attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

10. Governing Documents. The Certificate of Incorporation of the Surviving Corporation in effect as of the Effective Time shall continue to be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable law. The Bylaws of the Surviving Corporation in effect as of the Effective Time shall continue to be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law. The charters of the committees of the Board of Directors, the Code of Ethics and Business Conduct and the Corporate Governance Guidelines of the Corporation in effect as of the Effective Time shall be the charters of the committees of the Board of Directors, the Code of Ethics and Business Conduct and the Corporate Governance Guidelines of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

11. Directors and Officers. The directors and officers in office of the Corporation at the Effective Time shall be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

12. Legal Opinion. As a condition to the consummation of the Merger, the Corporation shall have received a favorable opinion, dated the date of the Merger, of Sullivan & Worcester LLP, counsel to the Corporation and the Surviving Corporation, to the effect that the Merger constitutes a tax-free reorganization in accordance with the provisions of Section 368(a) of the Code and as to the consequences thereof to the Corporation's shareholders.

13. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of the Corporation such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Corporation, and otherwise to carry out the purposes of this Agreement and Plan of Merger, and the officers and directors of the Corporation are fully authorized in the name and on behalf of the Corporation or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

14. Governing Law. This Agreement and Plan of Merger and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware, and, so far as applicable, the merger provisions of the laws of the Commonwealth of Pennsylvania.

15. Registered Office. The registered office of the Surviving Corporation shall be located in the City of Wilmington, County of New Castle, State of Delaware and the name of the registered agent in charge thereof shall be Corporation Service Company.

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IN WITNESS WHEREOF, this Agreement and Plan of Merger is executed as of the date first above written.

IRON MOUNTAIN INCORPORATED,
a Pennsylvania corporation

By: /s/ C. Richard Reese
        Name: C. Richard Reese
        Title: President and Chief Executive Officer

IRON MOUNTAIN INCORPORATED,
a Delaware corporation

By: /s/ Garry B. Watzke
        Name: Garry B. Watzke
        Title: President, Secretary and Treasurer